Exhibit 5.1

טולצ'ינסקי שטרן מרציאנו כהן לויצקי ושות'

TULCHINSKY STERN MARCIANO COHEN LEVITSKI & CO.

LAW OFFICES | משרד עורכי דין

www.tslaw.co.il

מגדל המוזיאון • רח' ברקוביץ' 4 • תל-אביב 64238 • טל: 03-6075000 • פקס: 03-6075050

Museum Tower • 4 Berkowitz St. • Tel-Aviv 64238 • Tel: 972-3-6075000 • Fax: 972-3-6075050

בית עופר • רח' נחום חפצדי 5 • ירושלים 95484 • טל: 02-6511919 • פקס: 02-6513133

Ofer Bldg • 5 Hafzadi St. • Jerusalem 95484 • Tel: 972-2-6511919 • Fax: 972-2-6513133

Menachem Tulchinsky, Adv.
Doron Stern, Adv.
Amir Levitski, Adv.
David Cohen, Adv.
Isaac Marciano, Adv. (C.P.A.)
Yossi Ratnovsky, Adv. (C.P.A.)
Chagit Pedael, Adv.
Alon Tabak, Adv. *
Baruch Perl, Adv.
Ariel Fuss, Adv.
Glenn Shalom - Winter, Adv.*
Uriel Barak, Adv.*
Asaf Ben - Zeev, Adv.
Ayelet Broditzky, Adv.
Michal Markovitz - Blachar, Adv.
Hadas Poraz, Adv.
Dr. Ariel Milstein, Adv.*

Karen Nitzan, Adv.
Assaf Benmelech, Adv.
Adi Richter, Adv. *
Lana Tavor, Adv.
Galia Suesskind - Spiegel, Adv.
Alon Karniel, Adv.
Ofer Dolinsky, Adv.
Shimrit Lifshitz, Adv.
Avital Mandel, Adv.
Shira Avnat, Adv.
Shaul Keinan, Adv.
Elad Shtief, Adv.
Uri Nesher, Adv.
Assaf Techelet, Adv.
Amit Hirsch, Adv.
Tamar Nesher, Adv.
Efrat Almog, Adv.

קרן ניצן, עו"ד
אסף בנמלך, עו"ד
עדי ריכטר, עו"ד *
לנה תבור, עו"ד
גליה זיסקינד - שפיגל, עו"ד
אלון קרניאל, עו"ד
עופר דולינסקי, עו"ד
שימרית ליפשיץ, עו"ד
אביטל מנדל, עו"ד
שירה אבנת, עו"ד
שאול קינן, עו"ד
אלעד שטייף, עו"ד
אורי נשר, עו"ד
אסף תכלת, עו"ד
עמית הירש, עו"ד
תמר נשר, עו"ד
אפרת אלמוג, עו"ד

מנחם טולצ'ינסקי, עו"ד
דורון שטרן, עו"ד
אמיר לויצקי, עו"ד
דויד כהן, עו"ד
יצחק מרציאנו, עו"ד (רו"ח)
יוסי רטנובסקי, עו"ד (רו"ח)
חגית פדהאל, עו"ד
אלון טבק, עו"ד *
ברוך פרל, עו"ד
אריאל פוס, עו"ד
גרשון שלום - וינטר, עו"ד *
אוריאל ברק, עו"ד *
אסף בן - זאב, עו"ד
אילת ברודיצקי, עו"ד
מיכל מרקוביץ - בלשר, עו"ד
הדס פורז, עו"ד
ד"ר אריאל מילשטין, עו"ד *

*Member of the N.Y. Bar Association

June 18, 2010

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikvah 49131

Israel

Teva Pharmaceutical Finance III, LLC

c/o Teva Pharmaceuticals USA, Inc.

1090 Horsham Road

North Wales, Pennsylvania 19454

Teva Pharmaceutical Finance II B.V.

Schottegatweg Oost 29-D

Curacao, Netherlands Antilles

Ladies and Gentlemen:

We have acted as Israeli counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Guarantor”) with respect to (i) the issuance and sale by Teva Pharmaceutical Finance III, LLC, a limited liability company organized under the laws of the State of Delaware and an indirect, wholly owned subsidiary of the Guarantor (the “LLC”), of $500,000,000 in aggregate principal amount of its Floating Rate Senior Notes due 2011 (the “2011 Senior Notes”) and $1,000,000,000 in aggregate principal amount of its 1.500% Senior Notes due 2012 (the “2012 Senior Notes”), (ii) the issuance and sale by Teva Pharmaceutical Finance II B.V., a private limited liability company organized under the laws of the Netherlands Antilles and an indirect, wholly owned subsidiary of the Guarantor (the “BV”), of $1,000,000,000 in aggregate principal amount of its 3.000% Senior Notes due 2015 (the “2015 Senior Notes” and together with the 2011 Senior Notes and the 2012 Senior Notes, the “Notes”), and (iii) the Guarantor’s unconditional guarantees of the Notes (the “Guarantees”). The 2011 Senior Notes and the 2012 Senior Notes have been issued pursuant to the Senior Indenture, dated June 18, 2010 (the “LLC Base Indenture”), as supplemented by the First Supplemental Senior Indenture, dated June 18, 2010 (the “LLC Supplemental Indenture”), by and among the LLC, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”). The 2015 Senior Notes have been issued pursuant to the Senior Indenture, dated June 18, 2010 (the “BV Base Indenture”), as supplemented by the First Supplemental Senior Indenture, dated June 18, 2010 (the “BV Supplemental Indenture” and together with the LLC Base Indenture, the BV Base Indenture and the LLC Supplemental Indenture, the “Indentures”), by and among the BV, the Guarantor and the Trustee.

For purposes of the opinions hereinafter expressed, we have reviewed (i) the Registration Statement on Form F-3 (File No. 333-155927) filed by the Guarantor, the LLC, the BV and other related issuers with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 4, 2008, which became effective on December 4, 2008 (the “Registration Statement”), (ii) the prospectus of the Guarantor, the LLC, the BV and other related issuers dated December 4, 2008, as supplemented by a prospectus supplement, dated June 15, 2010 relating to the Notes, as filed in final form with the Commission on June 16, 2010, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”) (iii) the Indentures, (iv) the memorandum of association and the articles of association of the Guarantor, (v) copies of the resolutions of the board of directors of the Guarantor, and (vi) such other corporate records, as well as such other material, as we have deemed necessary as a basis for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Our opinions set forth herein are based upon our consideration of only these statutes, rules and regulations of the state of Israel which, in our experience, are normally applicable to guarantors or issuers of securities of the nature of the Notes.

Based on and subject to the foregoing, we are of the opinion that:

1.	The Indentures have been duly authorized by the Guarantor.

2.	The Guarantees have been duly authorized by the Guarantor.

3.	Under the choice of law or conflicts of law doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion but should apply to any claim or controversy arising under the Indentures, the Notes, the Guarantees the law of the State of New York, which is the local law governing the Indentures and the Guarantees designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or as being contrary to Israeli law.

We do not purport to be an expert on the laws of any jurisdiction other than the laws of the State of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Notes, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Guarantor’s Current Report on Form 6-K, which is incorporated by reference into the Registration Statement and the Prospectus. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ Tulchinsky Stern Marciano Cohen Levitski & Co. Law Offices

Tulchinsky Stern Marciano Cohen Levitski & Co. Law Offices